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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           GENELABS TECHNOLOGIES, INC.



         Irene A. Chow and Heather C. Keller certify that:

         1. They are the Chief Executive Officer and Secretary, respectively, of Genelabs Technologies, Inc., a California corporation.

         2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

         "FIRST: The name of this corporation is Genelabs Technologies, Inc.

         SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THIRD: This corporation is authorized to issue two classes of shares of stock designated respectively "Common Stock" and "Preferred Stock," both of which shall have no par value. The number of shares of Common Stock that the corporation is authorized to issue is 75,000,000 and the number of shares of Preferred Stock that the corporation is authorized to issue is 4,990,000.

         The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

         FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         FIFTH: This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreement or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code."


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         3. The foregoing Amendment and Restatement of Articles of Incorporation
has been duly approved by the Board of Directors.

         4. The foregoing Amendment and Restatement of Articles of Incorporation has been effected pursuant to Section 510 of the General Corporation Law of California and approval by the outstanding shares of the corporation is therefore not required. No shares of Series A Convertible Preferred Stock are outstanding. All Preferred Stock converted to common stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: May 7, 2001

                                                 /s/ IRENE A. CHOW
                                         ----------------------------------
                                                     Irene A. Chow
                                               Chief Executive Officer


                                               /s/ HEATHER C. KELLER
                                         ----------------------------------
                                                   Heather C. Keller
                                                      Secretary